Exhibit 4.3

Agreement for Sale and Purchase

of the

Brocks Creek Gold Plant

Tanami Gold NL

ABN 51 000 617 176

and

Goldbelt Resources (West Africa) SARL

File Ref: C:Agreements/

CONTENTS

1.	INTERPRETATION	1
1.1	Definitions	1
1.2	Rules for interpreting this Agreement	3
1.3	Business Days	4

2.	AGREEMENT TO SELL AND BUY THE SALE PROPERTY	4
2.1	Sale and Purchase	4
2.2	Payment of Purchase Price	4
2.3	Title, property and risk	5

3.	STATE OF SALE PROPERTY	5
3.1	Sold as is	5
3.2	Warranty by Vendor	5
3.3	No implied warranties	6
3.4	Acknowledgment by Purchaser	6
3.5	No reliance by Purchaser	7
3.6	Acknowledgment by Purchaser	7

4.	REMOVAL OF SALE PROPERTY	8
4.1	Acknowledgement by Purchaser	8
4.2	Access to the Mine before Removal Date	8
4.3	Method and timing of Removal	8

5.	LIABILITY AND INDEMNITY	9
5.1	Indemnity	9
5.2	Vendor not liable	10
5.3	No entitlement for Purchaser to Claim	11

6.	INSURANCE	11

7.	DEFAULT	12
7.1	Failure to pay Purchase Price or remove Sale Property	12

8.	APPROVALS	13

9.	GOODS AND SERVICES TAX	13
9.1	Definitions	13
9.2	Interpretation	13
9.3	GST Exclusive Amounts	13
9.4	Payment of GST	13
9.5	Reimbursements	14

10.	NOTICES	14
10.1	How to give a notice	14
10.2	When a notice is given	14
10.3	Address for notices	15

11.	GENERAL	15
11.1	Force Majeure	15
11.2	Governing law	15
11.3	Liability for expenses	15
11.4	Giving effect to this Agreement	16
11.5	Waiver of rights	16
11.6	Operation of this Agreement	16
11.7	Operation of indemnities	16
11.8	Consents	16
11.9	Inconsistency with other documents	17
11.10	Time is of the essence	17
11.11	Counterparts	17
11.12	Attorneys	17

SCHEDULE 1 - SITE ENTRY CONDITIONS	19

SCHEDULE 2 - ENVIRONMENTAL REQUIREMENTS	21

SCHEDULE 3 - CLEANUP REQUIREMENTS	23

SCHEDULE 4 - SALE PROPERTY	24

AGREEMENT FOR SALE AND PURCHASE OF THE

BROCKS CREEK GOLD PLANT

DATE  October 2006.

PARTIES

Tanami Gold NL ABN 51 000 617 176 (the Vendor)

Goldbelt Resources (West Africa) SARL (the Purchaser)

RECITALS

A. The Vendor is the owner of the Sale Property.

B. The Purchaser on 29 September 2006 exercised an exclusive option to purchase the Sale Property.

C. The Vendor wishes to sell to the Purchaser, and the Purchaser wishes to buy from the Vendor, the Sale Property on the terms and conditions set out in this Agreement.

OPERATIVE PROVISIONS

1. INTERPRETATION

1.1    Definitions

The following definitions apply in this Agreement.

Agreement means this agreement.

Agreement Date means the date of execution of this Agreement.

Brocks Creek means the Brocks Creek Mine located on mining lease MLN1139 near Adelaide River, Northern Territory.

Business Day means any day other than Saturday, Sunday or public holiday in Perth, Western Australia.

Claim means, in relation to any person or corporation, a claim, action, proceeding or Loss incurred by or to be made or recovered by or against the person or corporation, however arising or whether present, unascertained, immediate, future or contingent and includes, without limitation, a claim for compensation.

Cleanup Requirements means the requirements set out in Schedule 3.

Corporations Act means the Corporations Act 2001 (Cth).

Encumbrance means any mortgage, charge, lien, writ, caveat or other encumbrance or third party interest of any nature.

Environmental Requirements means the requirements set out in Schedule 2.

Force Majeure Event any occurrence or omission as a direct or indirect result of which the party relying on it is prevented from or delayed in performing any of its obligations (other than a payment obligation) under this agreement and that is beyond the reasonable control of that party.

Government Agency means:

(a)	a government or government department or other body;

(b)	a governmental, semi-governmental or judicial person; or

(c)	a person (whether autonomous or not) who is charged with the administration of a law.

GST means the same as in the GST Law, and any applicable additional tax, penalty tax, fine, interest or other charge.

GST Law means the same as "GST law" means in A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Immediately Available Funds means cash or bank cheque.

Law means any legally binding law, legislation, statute, act, rule, order or regulation which is enacted, issued or promulgated by the State of Western Australia, Northern Territory, the Commonwealth of Australia or any relevant local authority.

Loss means any damage, cost, expense or liability incurred by the person concerned, however it arises and whether it is present or future, fixed or unascertained, actual or contingent.

Mine means the Brocks Creek Mine located on mining lease MLN1139 near Adelaide River.

Mine Site Owner means the current owner or occupier of the Brocks Creek Mine.

Object means to make any Claim against the Vendor, raise any objection or requisition or withhold any payment required under this Agreement, rescind or terminate this Agreement.

Personnel means, as relevant, the officers, employees, agents, servants, contractors, subcontractors and licensees of a party.

Purchase Price means $2,000,000 (exclusive of GST).

Removal means the dismantling and removal of the Sale Property from the Mine, including the Cleanup Requirements.

Removal Date means 30 November 2006 or such later date agreed to by Mine Site Owner.

Sale Property means the items listed in Schedule 4.

Site Entry Conditions means the conditions contained in Schedule 1.

Work Plan has the meaning set out in clause 4.2(b)(ii).

1.2    Rules for interpreting this Agreement

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this Agreement, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a party to this Agreement or to any other document or agreement includes a permitted substitute or a permitted assign of that party;

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word is defined, another part of speech has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	The word agreement includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(g)	The words subsidiary, holding company and related body corporate have the same meanings as in the Corporations Act.

(h)	A reference to "dollars" or "$" is to an amount in Australian currency.

(i)	Unless otherwise provided, the provisions contained in this Agreement shall prevail over the provisions contained in the Schedules to this Agreement, to the extent of any inconsistency.

1.3    Business Days

If the day on or by which a person must do something under this Agreement is not a Business Day:

(a)	if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)	in any other case, the person must do it on or by the previous Business Day.

2. AGREEMENT TO SELL AND BUY THE SALE PROPERTY

2.1    Sale and Purchase

The Vendor agrees to sell to the Purchaser and the Purchaser agrees to buy from the Vendor the Sale Property free from any Encumbrance, for the Purchase Price and otherwise on the terms and conditions of this Agreement.

2.2    Payment of Purchase Price

The Purchase Price must be paid by the Purchaser to the Vendor (or as the Vendor may direct by notice to the Purchaser) as follows:

(a)	The sum of $200,000 which has been paid by the Purchaser to the Vendor on or about 10 May 2006 as a non-refundable deposit, receipt of which is hereby acknowledged by the Vendor.

(b)
The sum of $1,000,000 plus GST on no later than 4.00pm WST on Tuesday, 31 October 2006 or the date upon which the Purchaser commences removal of the Sale Property whichever is the earlier, receipt of which is acknowledged by the Vendor.

(c)	The sum of $500,000 plus GST by no later than 4.00pm WST on Thursday, 30 November 2006.

(d)
A final payment of $300,000 plus GST ("Final Payment") by no later than 4.00pm WST on Friday, 29 December 2006 provided that in the event that the Purchaser has not fully complied with its obligations in terms of clause 4 of this Agreement, the Final Payment shall be made not later than 4.00pm WST on Thursday, 30 November 2006, and shall be increased by an additional payment of $200,000 ("Additional Payment") to be retained by the Vendor to meet such expenditure and costs which may be incurred by the Vendor for the reasonable Removal and Cleanup Requirements in terms of this Agreement. Any portion of the Additional Payment not utilised by the Vendor for the reasonable Removal and Cleanup Requirements shall be returned to the Purchaser as soon as reasonably possible thereafter.

Provided that payments stated to be due pursuant to Section 2.2 of the Agreement on Thursday, 30 November 2006 may be made prior to 5:00 pm EST on Thursday, 30 November 2006 by way of wire transfer of such funds in trust to the solicitors for the Purchaser provided that such funds will be forwarded to the Vendor by the Purchaser forthwith upon execution of the Agreement.

2.3    Title, property and risk

(a)	The Sale Property is at the Purchaser's sole risk on and from 29 September 2006 (“Commitment Date”).

(b)	From the Commitment Date, the Vendor has no responsibility for deterioration of the condition and/or security of the Sale Property.

(c)	The title to and property in the Sale Property passes to the Purchaser on and from the date of receipt by the Vendor of the whole of the Purchase Price as specified in clauses 2.

3. STATE OF SALE PROPERTY

3.1    Sold as is

(a)	The Sale Property is sold in an "as is, where is" condition - that is, in its existing location, state of repair and condition, with all faults or defects (if any) whether or not apparent.

(b)	The sale and purchase of the Sale Property will not be invalidated because of:

(i)	any defect or faults in any of the items of the Sale Property;

(ii)	any misdescription.

3.2    Warranty by Vendor

(a)	The Vendor warrants that, as at the Agreement Date and the date of payment of the Purchase Price under clauses 2.2:

(i)	any misdescription.it is the owner of the Sale Property;

(ii)	the Sale Property is free from any Encumbrance; and

(iii)	the Vendor has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(iv)	the Vendor has notified the Purchaser of faults or defects of the Sale Property, of which the Vendor is aware.

(v)	the sale of the Sale Property will not result in any default or breach under any applicable law, or the Vendor’s constating documents or any agreement to which the Vendor is a party.

(b)	Other than as set out above, the Vendor does not make any express or implied warranty or representation, including (without limitation) concerning the following:

(i)	the state of repair or maintenance or serviceability of the Sale Property;

(ii)	quality, fitness or suitability for any purpose of the Sale Property;

(iii)	the safety of the Sale Property; or

(iv)
compliance with any Law or the requirements of any Government Agency relating to or to the use or operation of the Sale Property including (without limitation) the existence of any licence or permit or the ability to obtain any licence or permit.

(c)	The Vendor acknowledges that the Purchaser is relying upon the warranties set out in this Section 3.2 in entering into this Agreement and performing its obligations hereunder.

3.3    No implied warranties

Any implied warranty or condition, whether statutory or otherwise and whether as to quality, state, condition, fitness for any particular purpose or as to any other matter or thing whatsoever is excluded from this Agreement so far to the extent possible at Law.

3.4    Acknowledgment by Purchaser

The Purchaser acknowledges and warrants that as at the Commitment Date it:

(a)	has been given an opportunity to inspect the Sale Property and to conduct its own inquiries concerning the Sale Property before entering into this Agreement;

(b)	has inspected the Sale Property and relies on that inspection;

(c)	is satisfied that the Sale Property is at the Mine;

(d)
accepts any liabilities, obligations, requisitions, directions, recommendations and notices regarding the Sale Property incurred after the Execution Date, other than those made by the Vendor without the prior written consent of the Purchaser, and

(e)	has the full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

3.5    No reliance by Purchaser

Without limiting any other exclusion or limitation of liability of the Vendor, the Purchaser acknowledges, agrees and warrants that, except as set out in this Agreement:

(a)	is satisfied as to the nature, quality and condition of the Sale Property;

(b)
in entering into this Agreement, it has not relied on any express or implied statement, representation or warranty, or any other conduct, made by or on behalf of the Vendor or the Vendor's Personnel as to:

(i)	the Sale Property;

(ii)	any potential for the Purchaser to obtain a benefit from the purchase of the Sale Property;

(iii)	the viability, profitability, condition, state of repair, fitness or suitability for any use or purpose of the Sale Property;

(iv)	any engineering, development concept or other plans in relation to the Sale Property or the compliance of the Sale Property with those plans; and

(c)	it has relied upon its own enquiries relating to and inspection of the Sale Property;

(d)	it has formed its own view and relied on its own assessment of the prospects of, and procedure for, the Removal;

(e)
it accepts the Sale Property in its present condition and state of repair and subject to all defects (if any) whether latent or patent and entirely at its own risk including (without limitation) risk in respect of any damage, dilapidation or breakdown of any nature that may occur prior to the Commitment Date; and

(f)	it has not relied upon the skill or judgment of the Vendor in any way.

3.6    Acknowledgment by Purchaser

The Purchaser acknowledges that the Vendor would not have entered into this Agreement but for the acknowledgment contained in clauses 3.4 and 3.5.

4.  REMOVAL OF SALE PROPERTY

4.1     Acknowledgement by Purchaser

The Purchaser acknowledges that the Vendor is not the Mine Site Owner of the Mine where the Sale Property is located.

In the event that the Mine Site Owner continues as the Registered Manager for the Brocks Creek plant site area, the Purchaser acknowledges that all issues relating to site access and work conditions for the plant dismantling activities will be under the direction of the Mine Site Owner.

4.2     Access to the Mine before Removal Date

The Purchaser further acknowledges that:

(a)	Access to the Mine for removal of Sale Property will be co-ordinated with the Mine Site Owner.

(b)	In advance of any of its Personnel entering the Mine, provide the Mine Site Owner with:

(i)	a full list of the names and details of all of its Personnel who will be entering the Mine in order to conduct the Removal; and

(ii)	a detailed work plan regarding the Removal (Work Plan).

(c)	The Mine Site Owner may refuse the Purchaser’s Personnel access to the Mine if the Purchaser’s Personnel do not reasonably comply with the Site Entry Conditions (as listed in Schedule 1).

4.3    Method and timing of Removal

(a)	The Purchaser will provide the Vendor and the Mine Site Owner with the name and contact details of its authorised representative who shall be responsible for arranging and managing the Removal.

(b)	The Purchaser bears the risk and expense of the Removal.

(c)	The Removal will be conducted in accordance with the Cleanup Requirements (as listed in Schedule 3).

(d)
The Purchaser acknowledges that the Mine Site Owner may at any time and at its discretion, with seven (7) days prior notice in writing to the Purchaser, withdraw its care and maintenance Personnel from the Mine.

(e)
The Purchaser will, in the course of the Removal, comply with all reasonable directions of the representatives of the Mine which directions may include a reasonable program for orderly progress of the Removal.

(f)	The Purchaser will comply, and cause its Personnel to comply, with the Site Entry Conditions and the Environmental Requirements of the Mine Site Owner

(g)	Despite anything in the Site Entry Conditions to the contrary, the Purchaser will endeavour to:

(i)	finalise the Removal of the Sale Property from the Mine on or before the Removal Date; and

(ii)	within 5 Business Days of the Removal, provide a notice in writing to the Vendor and the Mine Site Owner that the Purchaser has completed the Removal.

(h)
The Purchaser will coordinate with the Mine Site Owner, prior to any removal activity, the rerouting of the incoming electrical feed, such that the Mine Site Owner’s administration facility and workshops are supplied with electrical power directly from the grid. Further to this, any electrical components which form part of the Sale Property, is to be removed in a professional and workmanlike manner which ensures that the other plant and equipment situated at the Mine and the Mine site itself is left in a safe state and hazard-free condition

(i)	The Purchaser must ensure that after the Removal:

(i)	the area upon which the Sale Property was situated;

(ii)	the area upon which the Sale Property was dismantled; and

(iii)	any areas immediately adjacent to these specified areas,

are left in a safe, clean and tidy state and hazard-free condition to the extent that any such contrary condition results from the Purchaser's maintenance of the Sale Property and its removal by the Purchaser or its Personnel.

(j)
Without limiting the generality of clauses 4.3(h) and 4.3(i), the Purchaser must remove and/or make safe any structures which are ancillary to or associated with the Sale Property and whether previously required to support the Sale Property or otherwise.

(k)
The Purchaser must ensure, and cause its Personnel to ensure, that any damage done to the Mine and the Mine Site Owner’s structures and infrastructure as a result of the Purchaser's or its Personnel's activity (including, but not limited to, roads and overhead power lines) is rectified at the Purchaser’s cost.

5. LIABILITY AND INDEMNITY

5.1    Indemnity

(a)	The Purchaser will indemnify the Vendor against any Claim or Loss suffered or incurred by the Vendor (including Claims made against the Vendor by third parties) in relation to:

(i)	a failure by the Purchaser to comply with its obligations under this Agreement; and

(ii)	any damage caused to the Mine or any property at the Mine due to the dismantling or removal of the Sale Property by the Purchaser or by any third party.

(iii)
claims by any person against the Vendor in respect of personal injury or death or loss of or damage to any property due to the dismantling or removal of the Sale Property by the Purchaser or by any third party.

(b)
Any action by the Vendor against the Purchaser for any Claim or Loss suffered or incurred by the Vendor (including Claims made against the Vendor by third parties) must be notified in writing on or before the date being 3 years after the Agreement Date.

(d)
Notwithstanding anything to the contrary in this Agreement, the Purchaser will not be responsible for and shall have no liability for any clean-up, decontamination, remedial action or making good under any environmental legislation in relation to the Mine (including the area referred to in clause 4.3(i)):

(i)	existing before the Commitment Date; or

(ii)	except to the extent specifically set out in the Cleanup Requirements as listed in Schedule 3.

(iii)	resulting from the act or omissions of third parties not acting on behalf of the Purchaser.

5.2    Vendor not liable

The Vendor is not liable for any Claim or Loss (whether direct or consequential) of any kind whatsoever:

(a)	that is directly or indirectly caused by:

(i)	the Sale Property or any inadequacy for any purpose or any defect in it or the use of such Sale Property by the Purchaser;

(ii)	the performance (or any lack thereof) in respect of the Sale Property or any part of it; or

(b)
in relation to any repairs, servicing, maintenance or adjustments to the Sale Property or in relation to any delay in providing the same or in relation to any interruption to or loss of use of the Sale Property by the Purchaser for any reason; and

(c)
in relation to the state of repair or condition of or any other matter concerning the Sale Property, unless as a result of damage to the Sale Property resulting from the Vendor's or Vendors Personnel's negligence or misconduct.

5.3    No entitlement for Purchaser to Claim

Subject to clause 3.2 hereof, the Purchaser shall not Object in respect of:

(a)	any error, misstatement or omission in the description or particulars of the Sale Property;

(b)	any liability, obligation, requisition, direction, recommendation or notice relating to the Sale Property;

(d)	any matter upon which, in this Agreement:

(i)	the Vendor gives no warranty;

(ii)	the Purchaser states that it has not relied, including any statement, representation or warranty; or

(e)	anything to do with the Sale Property that is specified in clause 3 as a matter that the Purchaser acknowledges or provides a warranty in relation to.

6.  INSURANCE

(a)	The Purchaser shall, and shall procure that any third party contractors engaged to perform the Removal do, obtain, maintain and pay for the following insurances:

(i)	Workers' Compensation Insurance including common law cover which shall comply with the laws for the time being in force in the Northern Territory of Australia;

(ii)
Comprehensive General Public Liability (Bodily Injury and Property Damage) Insurance with the Vendor named in the schedule for their respective rights and interests as Principal. The limit of such insurance shall not be less than $5,000,000.

(b)
Upon request by the Vendor or the Mine Site Owner from time to time the Purchaser will provide to the Vendor or the Mine Site Owner copies of the insurance policies referred to in clause 6(a) and certificates and other evidence including policy numbers, names of insurers and the expiration dates of the policies to enable the Vendor or Mine Site Owner to determine whether the policies meet the requirements of clause 6(a), premiums have been paid and the policies are being properly maintained.

7. DEFAULT

7.1    Failure to pay Purchase Price or remove Sale Property

(a)
If the Purchaser fails to pay the Purchase Price (or any component thereof) in accordance with clause 2, or to remove all of the Sale Property within the time specified in clause 4.3(g)(i), the Vendor may, after providing the Purchaser with seven days written notice to rectify its default and the Purchaser having failed to do so, do any one or more of the following:

(i)	issue proceedings against the Purchaser for recovery of the balance of the purchase price and/or for damages for breach of contract;

(ii)
in the event of failure to pay in accordance with Clause 2, within 30 days of the Vendor giving notice thereof to the Purchaser, resell the remaining Sale Property or cause it to be resold by auction or by private sale;

(iii)	except as permitted hereunder, store the remaining Sale Property, or cause the remaining Sale Property to be stored, at the Purchaser's risk and expense;

(iv)	in the event of failure to pay in accordance with Clause 2, within 30 days of the Vendor giving notice thereof to the Purchaser, destroy or otherwise dispose of the remaining Sale Property; and

(v)	in the event of failure to pay in accordance with Clause 2, within 30 days of the Vendor giving notice thereof to the Purchaser, retain the remaining Sale Property.

(b)	If the Vendor takes action under clause 7.1(a), the Vendor shall be entitled to recover from the Purchaser all costs associated with any insurance, transport and storage.

8. APPROVALS

The Purchaser shall be responsible for securing all approvals and authorities necessary for the purchase of the Sale Property in terms hereof including the removal of the Sale Property from the Mine. The Vendor covenants and agrees to cooperate in securing all approvals and authorities necessary for the purchase of the Sale Property in terms hereof including the removal of the Sale Property from the Mine.

9.  GOODS AND SERVICES TAX

The Purchaser, provided it is not exempt from payment of GST, shall pay GST in respect of the Purchase Price in accordance with the terms hereof.

9.1    Definitions

Words in this clause 9 have the same meaning as in the GST Law, unless the context makes it clear that a different meaning is intended.

9.2    Interpretation

If a party is a member of a GST group, references to GST which the party must pay and to input tax credits to which the party is entitled include GST which the representative member of the GST group must pay and input tax credits to which the representative member is entitled.

9.3    GST Exclusive Amounts

All amounts stated in this Agreement are GST exclusive unless otherwise indicated.

9.4    Payment of GST

If an amount in this Agreement is not stated as GST inclusive then the following provisions apply:

(a)
a recipient of a taxable supply under or in connection with this Agreement must pay to the supplier, in addition to the GST exclusive consideration for the taxable supply, an amount equal to any GST paid or payable by the supplier in respect of the taxable supply; and

(b)
the recipient must make that payment to the supplier as and when the GST exclusive consideration or part of it is provided, except that the recipient need not pay unless the recipient has received a tax invoice (or an adjustment note) for that taxable supply.

9.5     Reimbursements

Where a supplier incurs a cost or expense for which it may be reimbursed by, indemnified against, claim against or set-off against another party under this Agreement, the amount to be paid or credited is the cost or expense (reduced by the input tax credit that the supplier is entitled to claim in respect of that cost or expense) plus the amount in respect of GST payable by the recipient.

10.  NOTICES

10.1     How to give a notice

A notice, consent or other communication under this Agreement is only effective if it is:

(a)	in writing, signed by or on behalf of the person giving it;

(b)	addressed to the person to whom it is to be given; and

(c)	either:

(i)	delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person's address; or

(ii)	sent by fax to that person's fax number and the machine from which it is sent produces a report that states that it was sent in full.

10.2    When a notice is given

A notice, consent or other communication that complies with this clause is regarded as given and received:

(a)	if it is delivered or sent by fax:

(i)	by 5.00 pm (local time in the place of receipt) on a Business Day - on that day; or

(ii)	after 5.00 pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day - on the next Business Day; and

(b)	if it is sent by mail:

(i)	within Australia - 3 Business Days after posting; or

(ii)	to or from a place outside Australia - 7 Business Days after posting.

10.3    Address for notices

A person's address and fax number are those set out below, or as the person otherwise notifies the sender:

Vendor:
Address:	Tanami Gold NL
Level 4, 50 Colin Street,
West Perth, WA 6005
Fax number:	(08) 9212 5900
Attention:	Denis Waddell

Purchaser:
Address:	Goldbelt Resources Limited,
Sterling Tower, 372 Bay Street, Suite 1201
Toronto, Ontario, Canada, M5H 2W9
Fax number:	(416) 364 7120
Attention:	Collin Ellison

11.  GENERAL

11.1    Force Majeure

In the event that the obligations of a Party are affected by a Force Majeure Event then that Party must give immediate notice of the event to the other Party and use its best endeavours to remove, overcome or minimise the effect of the Force Majeure Event as quickly as possible. The Parties undertake to consult in good faith to agree such actions as may be necessary to overcome the effects occasioned by a Force Majeure Event.

11.2     Governing law

(a)	This Agreement is governed by the law in force in Western Australia.

(b)
Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Western Australia, and any court that may hear appeals from any of those courts, for any proceedings in connection with this Agreement, and waives any right it might have to claim that those courts are an inconvenient forum.

11.3  Liability for expenses

(a)	Subject to clause 11.2(b), each party must pay its own expenses incurred in negotiating, executing and registering this document.

(b)	The Purchaser must pay any stamp duty assessed on this Agreement.

11.4  Giving effect to this Agreement

Each party must do anything (including execute any document), and must ensure that its Personnel do anything (including execute any document), that the other party may reasonably require to give full effect to this Agreement.

11.5  Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a)	no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)	the exercise of a right does not prevent any further exercise of that right or of any other right.

11.6  Operation of this Agreement

(a)
This Agreement contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this Agreement and has no further effect.

(b)	Any right that a person may have under this Agreement is in addition to, and does not replace or limit, any other right that the person may have.

(c)
Any provision of this Agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.

11.7  Operation of indemnities

(a)	Each indemnity in this Agreement survives the expiry of this Agreement for a period of 2 years.

(b)	A party may recover a payment under an indemnity in this Agreement before it makes the payment in respect of which the indemnity is given.

11.8  Consents

Where this Agreement contemplates that the Vendor may agree or consent to something (however it is described), the Vendor may:

(a)	agree or consent, or not agree or consent, in its absolute discretion; and

(b)	agree or consent subject to conditions,

unless this Agreement expressly contemplates otherwise.

11.9 Inconsistency with other documents

If this Agreement is inconsistent with any other document or agreement between the parties, this Agreement prevails to the extent of the inconsistency.

11.10  Time is of the essence

Except as otherwise provided in this Agreement, time is of the essence of this Agreement.

11.11  Counterparts

This Agreement may be executed in counterparts.
11.12  Attorneys

Each person who executes this Agreement on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

EXECUTED as an agreement.

SIGNED by Tanami Gold NL in the presence of:
Director	Secretary

Name	Name
DENNIS WADDELL	JOHN TRAICOS

SIGNED by Goldbelt Resources (West Africa) SARL in the presence of:
Director	CFO

Name	Name
COLLIN ELLISON	HEMDAT SAWH

SCHEDULE 1 - SITE ENTRY CONDITIONS

INSPECTION/REMOVAL OF SALE PROPERTY

The Purchaser and its subcontractors acknowledge that the Mine operates under the current Mining Management Act 2001 (NT) and all activity is under the control of the Mine Site Owner's nominated representatives.

All persons entering the mine sites do so entirely at their own risk.

Minimum clothing requirements are sturdy, covered shoes, sleeved shirt and shorts.

Persons under 16 years of age may not be permitted on site.

All vehicles driven onto site will be inspected by security at the entry gate on both entry and exit. No alcohol, firearms or pets are permitted on site.

Parking is restricted to the marked areas and no visitors' vehicles will be permitted beyond the parking areas.

Visitors must follow instructions issued by mine staff.

Site Access for Removal:

The Purchaser and its subcontractors will be permitted on site as directed by the Mine Site Owner.

Persons under 16 years of age will not be permitted on site.

All vehicles driven onto site will be inspected by security.

Parking is restricted to the marked areas and no visitors vehicles will be permitted beyond the parking areas.

Any person on site to remove purchased items must follow instructions issued by mine staff. Failure to do so may result in immediate revocation of permission to be on the mine site.

Removal of Other Items:

Other items are generally those that require the use of tools or mechanical lifting equipment. The Vendor's nominated representative, or his delegated staff, reserve the right to vary the description and requirements as he considers appropriate and may require evidence of public liability insurance and workers' compensation insurance.

Minimum clothing requirements during Removal are steel-toed safety boots, trousers, sleeved shirt, safety helmet, glasses and such other personal protective equipment as directed by the mine manager or his delegated staff.

Major Dismantling:

Dismantling is generally described as that work that involves the disassembly of equipment, structures and buildings requiring the use of elevated work platforms or work baskets and/or handling of hazardous substances. The Vendor's nominated representative or his delegated staff reserve the right to vary the description and requirements as he considers appropriate.

The Purchaser and/or its subcontractors who have completed an OH&S pre-qualification to the satisfaction of mine management shall be permitted on site to undertake major dismantling work.

Commencement of dismantling works shall not be undertaken without the Vendor's nominated representative or his delegated staff’s permission, which shall not be unreasonably withheld.

Mobile Plant:

All mobile plant will be inspected by mine personnel before being permitted to work on site.

Cranes and forklifts must be certified in accordance with the requirements of the Northern Territory Work Health Authority.

All lifting equipment, including chains, slings and shackles shall carry current certification from NATA registered tester.

Operators shall be holders of certification issued by the Northern Territory Work Health Authority or appropriate interstate statutory authority, appropriate for the equipment being operated.

SCHEDULE 2 - ENVIRONMENTAL REQUIREMENTS

The Purchaser and its Personnel participating in the removal of equipment, salvage materials or infrastructure from the Mine site acknowledge the following requirements and restrictions, relating to environmental protection:

(a) Refuse:

(i)  all solid and domestic waste products (including food, plastics, wood, small items of scrap metal) are to be collected within the work area and removed to the site refuse tip at the end of each day;

(ii)  all loads of refuse remove to the dump are to be sufficiently secured to prevent the loss of a load in transit;

(iii)  drums or large containers are to be crushed prior to disposal in the tip; and

(iv)  the disposal method for liquid wastes may vary depending upon the product. The Purchaser must confirm with the Vendor, its officers, servants, agents or contractors prior to disposing of a liquid waste at the Mine site.

(b)  Chemical and Hydrocarbons (oil, fuel, lubricants):

(i)  any fuel, oil or lubricants requiring removal from machinery prior to transport is to be collected in sealed containers. It is the responsibility of the Purchaser to remove containers from the Mine site for disposal at any appropriate location by the Purchaser. The Purchaser must not dump any material at the Mine; and

(ii)  all spillages of a chemical, fuel, oil or lubricant are to be reported immediately to the relevant Mine Site Owner, its officers, servants, agents or contractors and clean up procedures initiated.

(c)  Fire:

(i)  extreme care must be taken when using cutting equipment near vegetation, especially dry grass. All precautions must be taken to avoid the generation of sparks and the ignition of vegetation;

(ii)  in the event of a fire, the Purchaser must contact the Mine Site Owner, its officers, servants, agents or contractors immediately and commence extinguishing the fire.

(d)  Vegetation and Land:

In the event that access to infrastructure or salvage items is hindered by vegetation, the Purchaser must contact the Mine Site Owner, its officers, servants, agents or contractors to gain approval to trim or remove the vegetation, prior to proceeding.

(e)  Vehicles and Equipment:

Vehicles and equipment of the Purchaser are to remain in their designated parking area at all times. Vehicles are not permitted outside the designated parking area or off designated roads or laydown areas unless prior permission has been received from the Mine Site Owner, its officers, servants, agents or contractors. The Mine Site Owner, its officers, servants, agents or contractors may require any vehicles found away from the designated area to be removed from the Mine site.

SCHEDULE 3 - CLEANUP REQUIREMENTS

The Purchaser shall:

(a)	remove from the Mine, all items of plant, equipment, structures (other than concrete and underground pipework and electrical cable), machinery and scrap that forms part of the Sale Property;

(b)	leave the area referred to in clause 4.3(i) of the Agreement in a clean rubbish free condition with only clean concrete and underground pipework and electrical cable structures remaining;

(c)	collect and dispose of all hazardous wastes removed during dismantling of the Sale Property;

(d)
collect and dispose of offsite, all hydrocarbons removed during dismantling of the Sale Property in accordance with the prevailing regulatory procedures for a NT mine site and in consultation with the Mine Site Owner's nominated representative. Should hydrocarbon spillage occur, removal of contaminated material to a designated bioremediation site will be undertaken by the Purchaser and the contaminated material treated;

(e)	collect and dispose of inert waste removed during dismantling of the Sale Property and clean up materials to a designated area within the tailings dam; and

(f)	clean all items leaving the site to remove all accretions to ensure off site contamination cannot occur.

(g)	repair any damage caused to property of the Mine Site Owner or to public roads or infrastructure by trafficking of plant, equipment or structures to or from the Mine.

Except as provided in paragraph (e) above, the Purchaser is not responsible for or required to remove any soil, hazardous wastes or hydrocarbons or conduct remediation of any contamination existing at the Mine (including the area referred to in clause 4.3(i) of the Agreement) before the Agreement Date.

SCHEDULE 4 - SALE PROPERTY

BROCKS CREEK ASSET LIST

Crushing: ROM bin
    Plate feeder
    Jaw crusher, complete with drive
    Discharge conveyor
    Tramp detector or magnet
    Dust collector
    Transfer chutes
    Stockpile conveyor

Stockpile & Reclaim: Reclaim feeders
    Emergency feeder
    Reclaim/mill feed conveyor
    Lime Silo

Milling & Classification: SAG mill, complete with drive
    Ball mill, complete with drive
    Cyclone feed pumps and hoppers
    Cyclone cluster and associated pipework
    Trash screen

Leaching & Adsorption: 1 x leach and 6 x adsorption tanks c/w agitators
    Intertank screen and launders
    Loaded carbon and safety screens
    Tailings pumps
    Oxygen Plant

Elution & Gold Room: Elution column, heater and heat exchanges
    Regeneration kiln
    Gold room building

Services: Assorted water pumps/tanks
    Plant air compressors
    Reagent storage and mixing facilities
    Electrical switch room and control room
    Transformers and switchgear, specific to the plant

Ancillary: Laboratory building and contents
    Drawings, manuals and applicable data pertaining to the plant
    Spare parts (assorted)

For the avoidance of doubt, the Administration office complex, the first aid/training room, the workshop and store, are excluded from the Sale Property.